Exhibit 10.03

2011 STOCK INCENTIVE PLAN – STOCK UNIT AGREEMENT

1.    Award of Stock Units. PDF Solutions, Inc., a Delaware corporation (the “Company”), has authorized the grant to you of a stock unit award (the “Award”) covering the total number of shares of Shares (the “Stock Units”) set forth in the Notice of Stock Unit Award or online Grant Summary (as applicable, the “Notice”) delivered to you along with this Agreement, on the date set forth therein (the “Grant Date”), subject to the terms, definitions and provisions of the 2011 Stock Incentive Plan, as amended and restated from time to time (the “Plan”), which is incorporated in this Stock Unit Agreement (the “Agreement”) by reference. Unless otherwise defined in this Agreement or the Notice, the terms used in this Agreement shall have the meanings defined in the Plan.

(a)    Bookkeeping Entry. Pursuant to the Plan, each Stock Unit is a bookkeeping entry representing the equivalent in value of one (1) Share.

(b)    Acceptance; Cancellation. You acknowledge that by electronically accepting the Award (or instructing the Company in writing to record such acceptance with its designated third-party broker) you agree to be bound by all terms applicable to the Award, as set forth in this Agreement and the Plan. You must expressly accept the terms and conditions of your Stock Units as set forth in the Notice, this Agreement and the Plan by electronically accepting this Agreement within ninety (90) days after the Company first makes the Notice available to you. If you do not accept this Award in the manner instructed by the Company, this Award and all Stock Units represented hereby may be cancelled by the Company in its discretion.

2.    Vesting of Stock Units. So long as your Service continues, the Stock Units shall vest according to the vesting schedule in the Notice. If you take a leave of absence, the Company may, at its discretion, suspend vesting during the period of leave to the extent permitted under applicable law. Prior to the time that the Stock Units are settled upon vesting, you shall have no rights other than those of a general creditor of the Company. The Stock Units represent an unfunded and unsecured obligation of the Company.

3.    Termination of Service; Change in Control. In the event of the termination of your Service for any reason, all unvested Stock Units shall be immediately forfeited without consideration. For purposes of the Stock Units, your Service will be considered terminated as of the date that you are no longer actively providing services (regardless of the reason for or the circumstances of such termination) and, unless otherwise provided by this Agreement or the Notice or determined by the Company, your right to vest in the Stock Units will terminate effective as of such date and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment agreement, if any). You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your Service is terminated (as determined under this provision) nor will you be entitled to any compensation for lost vesting. The Committee shall have the exclusive discretion to determine when you are no longer actively providing services for purposes of the Stock Units. Notwithstanding anything to the contrary, in the event of a Change in Control, if the successor corporation does not assume or substitute for outstanding unvested Stock Units with an equivalent award, you will fully vest in all of your outstanding and unvested Stock Units as of the closing of the Change in Control. In the event the Stock Units are assumed or an equivalent award substituted by the successor corporation, and your Service is terminated by the successor corporation (or its parent or subsidiary) without Cause or by you for Good Reason upon or within twenty-four (24) months following the Change in Control, then you shall fully vest in such assumed or substituted award as of the date of such termination. Good Reason shall have the meaning ascribed to such term, or term of similar effect, in any offer letter, employment, or similar agreement between you and the Company; provided, that in the absence of an offer letter, employment, severance or similar agreement containing such definition, Good Reason means the occurrence of one or more of the following without your consent: (i) a material reduction in the your base compensation, (ii) a relocation of the principal place at which you must perform services by more than 50 miles, or (iii) solely for employees at the level above Vice President, a material diminution in your title, authority, duties or responsibilities. In order to establish Good Reason, you must provide the Company with notice of the event giving rise to Good Reason within 30 days of the occurrence of such event, the event shall remain uncured 30 days thereafter and your resignation must be effective within 30 days following the end of such cure period.

4.    Settlement of Stock Units. Upon vesting of Stock Units, Stock Units shall be automatically settled in Shares, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until you have satisfied any applicable tax and/or other obligations pursuant to Section 5 below and such issuance otherwise complies with all applicable law.

5.    Responsibility for Taxes.

(a)    You acknowledge that, regardless of any action the Company and/or your employer (the “Employer”), the ultimate liability for all income tax, social insurance contributions, payroll tax, fringe benefits tax, payment on account or any other tax-related items related to your participation in the Plan and legally applicable to you as a result of your participation in the Plan (“Tax-Related Items”) is and remains your responsibility and may exceed the amount (if any) withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including the grant, vesting or settlement of the Stock Units, or the subsequent sale of any Shares acquired at vesting or the receipt of any dividends with respect to such Shares; and (ii) do not commit to and are under no obligation to structure the terms or any aspect of the Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)    In connection with any relevant tax, withholding or required deduction event, as applicable, you agree to make arrangements satisfactory to the Company for the satisfaction of any applicable tax, withholding, required deduction and payment on account obligations of the Company and/or the Employer that arise in connection with the Stock Units. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligations related to Tax-Related Items by one or a combination of the following: (i) withholding from your wages or other cash compensation payable to you by the Company or the Employer; (ii) withholding from proceeds of the sale of Shares acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); (iii) withholding of Shares that would otherwise be issued upon settlement of the Stock Units; or (iv) any other method permitted under the Plan and applicable law and, where required, approved by the Committee. If the obligation for Tax-Related Items is satisfied by withholding of Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(c)    The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including – to the extent permitted under the Plan – up to the maximum applicable rate in your jurisdiction(s). In the event the application of the selected withholding rate results in over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares) or, if not refunded, you may be able to seek a refund from the local tax authorities. In the event the application of the selected withholding rate results in under-withholding, you may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Employer.

(d)    Finally, the Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.

6.    Tax and Legal Advice. You represent, warrant and acknowledge that neither the Company nor your Employer have made any warranties or representations to you with respect to any Tax-Related Items, legal or financial consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company, your Employer’s or the Company’s or the Employer’s representatives for an assessment of such consequences. YOU UNDERSTAND THAT THE LAWS GOVERNING THIS AWARD ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN PROFESSIONAL TAX, LEGAL AND FINANCIAL ADVISOR REGARDING ANY STOCK UNITS. YOU UNDERSTAND THAT THE COMPANY AND YOUR EMPLOYER ARE NOT PROVIDING ANY TAX, LEGAL, OR FINANCIAL ADVICE, NOR IS THE COMPANY OR YOUR EMPLOYER MAKING ANY RECOMMENDATION REGARDING YOUR ACCEPTANCE OF THIS AWARD. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER OR OTHER PENALTIES.

7.    Non-Transferability of Stock Units. Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily or involuntarily or by operation of law.

8.    Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Stock Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any state or any jurisdiction, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law including all applicable foreign laws.

9.    Restrictive Legends and Stop-Transfer Instructions. Stock certificates evidencing the Shares issued pursuant to the Stock Units may bear such restrictive legends and/or appropriate stop-transfer instructions may be issued to the Company’s transfer agent as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.

10.    Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the Stock Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable laws.

11.    Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a stockholder of the Company unless and until the Stock Units are settled upon vesting. In addition, you shall not have any rights to dividend equivalent payments with respect to unvested Stock Units.

12.    Nature of Grant. By accepting the Award, you acknowledge, understand and agree that:

(a)    the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the grant of the Stock Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock units, or benefits in lieu of stock units, even if stock units have been granted in the past;

(c)    you are voluntarily participating in the Plan;

(d)    all decisions with respect to future stock units or other grants, if any, will be at the sole discretion of the Company;

(e)    the grant of the Stock Unit and your participation in the Plan will not create a right to continue to serve the Company or the Employer in the capacity in effect at the time the Stock Units were granted;

(f)    the grant of the Stock Units and your participation in the Plan will not be interpreted as forming or amending an employment or service contract with the Company, the Employer or any Parent, Subsidiary or Affiliate, and will not interfere with the right (if any) of the Company or the Employer, as applicable, to terminate your Service;

(g)    the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not intended to replace any pension rights or compensation;

(h)    the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, leave-related payments, holiday pay, pension or retirement or welfare benefits or similar payments;

(i)    unless otherwise agreed with the Company in writing, the Stock Units and the Shares subject to the Stock Units, and the income from and value of same, are not granted as consideration for, or in connection with, the service you may provide as a director of a Parent, Subsidiary or Affiliate;

(j)    the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(k)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from the termination of your Service (regardless of the reason for the termination and whether or not the termination is later found to be invalid or in breach of employment laws in the jurisdiction where you provide services or the terms of your employment or service agreement, if any) or from the application of the Company’s Compensation Recovery Policy or any other clawback or recoupment policy adopted by the Company or imposed by applicable law; and

(l)    neither the Company nor the Employer will be liable for any foreign exchange rate fluctuation between your local currency and the U.S. dollar that may affect the value of the Stock Units or of any amounts due to you pursuant to the settlement of the Stock Units or the subsequent sale of any Shares acquired upon settlement.

13.    Data Privacy. You understand that if you would like to participate in the Plan, you should review the following information about the Company’s data processing practices and declare your consent.

The Company, with its registered address at 2858 De La Cruz Boulevard, Santa Clara, California 95050, U.S.A., is the controller responsible for the processing of personal data in connection with the Plan.

(a)    Data Collection and Usage. The Company collects, processes and uses your personal data, including name, home address, email address and telephone number, date of birth, social insurance, passport or other identification number, salary, citizenship, job title, any shares or directorships held in the Company, and details of all Stock Units granted, canceled, exercised, or outstanding in my favor, which the Company receives from yourself or the Employer. You understand that the Company will collect your personal data for purposes of allocating Shares under the Plan and implementing, administering and managing the Plan. The Company’s legal basis, where required, for the processing of your personal data is your consent.

(b)    Stock Plan Administration Service Providers. The Company transfers your personal data to Morgan Stanley Smith Barney, LLC and its affiliated company, E*Trade Financial Corporate Services, Inc. (collectively “E*Trade”), an independent service provider, which assists the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share your personal data with another company that serves in a similar manner. The Company’s service provider will open an account for you to receive and trade Shares. You may be asked to agree on separate terms and data processing practices with the service provider, which is a condition of your ability to participate in the Plan.

(c)    International Data Transfers. The Company and its service providers are based in the United States. You acknowledge that if you work or reside outside the United States, your country may have enacted data privacy laws that are different from laws of the United States. You understand and acknowledge that this might result in certain risks to the protection of your personal data due to the lack of legal principles governing the processing of the personal data, oversight by a supervisory authority or enforceable data subject rights in the United States. The transfer of your personal data from your country to the Company in the United States, as well as the onward transfer of your personal data from the Company to E*Trade, is based on your consent.

(d)    Data Retention. The Company will use your personal data only as long as is necessary to implement, administer and manage your participation in the Plan or as required to comply with legal or regulatory obligations, including under tax and securities laws. When the Company no longer needs your personal data, the Company will remove it from its systems. The Company may keep personal data longer to satisfy legal or regulatory obligations, and the Company’s legal basis would be compliance with the relevant laws or regulations.

(e)    Voluntariness and Consequences of Consent Denial or Withdrawal. You acknowledge that your participation in the Plan and the grant of your consent is purely voluntary. You may deny or withdraw your consent at any time. If you do not consent, or if you withdraw your consent, you understand that this would not affect your salary as a Service provider or your career; you would not be able to participate in the Plan, however, and would forfeit the opportunities associated with the Plan.

(f)    Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, your rights may include the right to (i) request access or copies of personal data the Company’s processes, (ii) rectification of incorrect data, (iii) deletion of data, (iv) restrictions on processing, (v) portability of data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) a list with the names and addresses of any potential recipients of your personal data. To receive clarification regarding your rights or to exercise your rights, you should contact the Company by email at privacy@pdf.com or by writing at the following address:

PDF Solutions, Inc.

Attn: Legal Department

2858 De La Cruz Blvd

Santa Clara, CA 95050, USA

By typing “I agree” in the field on the www.etrade.com/enroll screen and clicking on the “CONTINUE” button, you acknowledge that you are also providing your consent to the data processing practices and the transfer of your personal data described in this section.

14.    Governing Law and Forum. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflict of laws. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to litigation in the exclusive jurisdiction of the State of California and agree that any such litigation shall be conducted only in the courts of California or the federal courts for the United States for the Northern District of California and no other courts.

15.    Entire Agreement; Enforcement of Rights. This Agreement, together with the Notice and the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior or contemporaneous discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

16.    Notices. Any notice required or permitted under the terms of this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or forty-eight (48) hours after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to you at the address maintained for you in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

17.    Binding Effect. Subject to the limitations set forth in this Agreement, this Agreement shall be binding upon, and inure to the benefit of, the executors, administrators, heirs, legal representatives, successors, and assigns of the parties hereto.

18.    Waiver. You acknowledge that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other participant in the Plan.

19.    Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of this Agreement shall be interpreted as if such provision were so excluded and (c) the balance of this Agreement shall be enforceable in accordance with its terms.

20.    Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to your current or future participation in the Plan by electronic means or to request your consent to participate in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

21.    Language. You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of the Plan and this Agreement, including the Appendix. Furthermore, if you have received the Plan, this Agreement, the Appendix or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable law.

22.    Country-Specific Provisions. The Stock Units shall be subject to any applicable terms and conditions set forth in any Appendix. Moreover, if you transfer to one of the countries included in the Appendix, the terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

23.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Stock Units and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you agree to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

24.    Insider Trading Restrictions/Market Abuse Laws. You acknowledge that you are subject to any applicable Company insider trading policy. In addition, you acknowledge that you may be subject to additional insider trading restrictions and/or market abuse laws in applicable jurisdictions (including the United States and your country of residence), which may affect your ability to, directly or indirectly, acquire, sell, or attempt to sell Shares or rights to Shares during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions). You acknowledge that it is your responsibility to comply with any applicable Company insider trading policy and any additional restrictions that may apply due to any insider trading restrictions or market abuse laws. You understand and agree that you should speak to your personal legal advisor regarding any applicable insider trading restrictions or market abuse laws.

25.    Foreign Asset/Account, Exchange Control and Tax Reporting. You acknowledge that you may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from your participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside your country. The applicable laws of your country may require that you report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. You may also be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country through a designated broker or bank and/or within a certain time after receipt. You acknowledge that you are responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult your personal adviser on this matter.

26.    Compensation Recovery Policy. You acknowledge that this Award is subject to the Company's Compensation Recovery Policy which, to the extent applicable to you, has been provided to you.

*         *         *         *

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS

Country-Specific Provisions

Capitalized terms used but not defined herein will have the meanings given to them in the Plan and the Stock Unit Agreement, as applicable.

Terms and Conditions

This Appendix includes terms and conditions that govern the Stock Units and any Shares acquired under the Plan if you work or reside in, or are otherwise subject to the laws of, any of the countries listed below.

Notifications

This Appendix also includes notifications relating to securities, exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of June 2026. Such laws are often complex and change frequently. As a result, you should not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time the Stock Units vest and/or Shares acquired under the Plan are sold.

In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you should seek appropriate professional advice as to how the relevant laws in your country may apply to your particular situation.

***

If you are a citizen or resident of a country other than the one in which you are currently working and/or residing, are considered a resident of another country or transfer employment and/or change residency to another country after the Stock Units have been granted, the terms and conditions and the information contained herein may not be applicable to you in the same manner. The Company will, in its sole discretion, determine to what extent the terms and conditions included herein will apply to you in such circumstances.

AUSTRIA

Notifications

Exchange Control Information. If you hold securities (including Shares acquired under the Plan) or cash (including proceeds from the sale of Shares) outside Austria, you may be subject to reporting obligations to the Austrian National Bank. If the value of the Shares meets or exceeds a certain threshold, you must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. If the value of the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.

If you sell Shares or receive any cash dividends, you may have exchange control obligations if you hold the cash proceeds outside of Austria. If the transaction volume of all of your accounts abroad meets or exceeds a certain threshold, you must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.

You should consult your personal tax advisor to determine your personal reporting obligations.

CANADA

Terms and Conditions

Termination of Service.  The following provision replaces Section 3 of the Agreement:

In the event of the termination of your Service for any reason, all unvested Stock Units shall be immediately forfeited without consideration. For purposes of the Stock Units, your Service will be considered terminated, and your right (if any) to vest in the Stock Units will terminate effective, as of the date that is the earliest of: (a) the date your Service with the Company or the Employer terminates, no matter how the termination arises, and (b) the date you receive or give written notice of termination of Service to the Company or your Employer. In either case, your period of Service for purposes of the Plan will exclude any period during which notice, pay in lieu of notice or related payments or damages are provided or required to be provided under applicable law in the jurisdiction where you are employed or providing services or the terms of your employment or service agreement, if any. You will not earn or be entitled to any pro-rated vesting for that portion of time before the date on which your Service is terminated (as determined under this provision) nor will you be entitled to any compensation for lost vesting.

Notwithstanding the foregoing, if applicable employment standards legislation explicitly requires vesting during a statutory notice period, your right to vest in the Stock Units under the Plan, if any, will terminate effective as of the last day of your minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting if the vesting date falls after the end of the statutory notice period, nor will you be entitled to any compensation for lost vesting.

Settlement of Stock Units. The following provision supplements Section 4 of the Agreement:

Settlement of vested Stock Units may be made in the form of Shares as described herein, notwithstanding the discretion set forth in Section 9(e) to settle vested Stock Units in cash, Shares or any combination of both.

Terms and Conditions (Quebec Residents Only)

French Language Documents. A French translation of this document and certain other documents related to the Plan may be made available to you, to the extent the Company determines that such a translation is required. If a French translation of this document or the Plan is provided to you, any such French translation will govern your participation in the Plan unless you indicate otherwise.

Data Privacy. The following provision supplements Section 14 of the Agreement:

You hereby authorize the Company or any Parent, Subsidiary or Affiliate, including the Employer, and any agents or representatives to (a) discuss with and obtain all relevant information from all personnel, professional or non-professional, involved in the administration and operation of the Plan, and (b) disclose and discuss any and all information relevant to the Plan with their advisors. You further authorize the Company or any Parent, Subsidiary or Affiliate, including the Employer, and any agents or representatives to record such information and to keep such information in your file. You acknowledge and agree that your personal information, including sensitive personal information, may be transferred or disclosed outside of the province of Quebec, including to the United States. You authorize the Company and other parties involved in the administration of the Plan to use technology for profiling purposes and to make automated decisions that may have an impact on you or the administration of the Plan.

Notifications

Securities Law Information. The sale or other disposal of the Shares acquired under the Plan may not take place within Canada. Shares acquired under the Plan can be sold through E*Trade or such other stock plan service provider as may be selected by the Company in the future, provided the sale of Shares takes place outside Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are listed on the Nasdaq Stock Exchange.

Foreign Asset/Account Reporting Information. You are required to report any specified foreign property on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds CAD 100,000 at any time in the year. Specified foreign property includes Shares acquired under the Plan and may include the Stock Units. The Stock Units must be reported (generally at a nil cost) if the CAD 100,000 cost threshold is exceeded because of other foreign property held. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB ordinarily would equal the fair market value of the Shares at the time of acquisition, but if other Shares are owned, this ACB may need to be averaged with the ACB of the other Shares. The form T1135 generally must be filed by April 30 of the following year. You should consult your personal tax advisor to ensure compliance with the applicable reporting requirements.

CHINA

Terms and Conditions

Your Award is also subject to the terms and conditions outlined in the separate China Addendum and Internal Control Policy, both of which are incorporated herein and form part of this Agreement. By accepting this Award, you acknowledge that you understand and agree to the terms and conditions of the China Addendum and Internal Control Policy.

FRANCE

Terms and Conditions

Award of Stock Units. The following provision supplements Section 1 of the Agreement:

The Stock Units granted under this Agreement are not intended to qualify for specific tax and social security treatment pursuant to Sections L. 225-197-1 to L. 225-197-5 and Sections L. 22-10-59 to L. 22-10-60 of the French Commercial Code, as amended.

Language Consent. You confirm having read and understood the documents relating to the Plan (the Plan, the Agreement and this Appendix) which were provided to you in the English language. You accept the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. Vous confirmez avoir lu et compris les documents relatifs au Plan (le Plan, le Contrat et la présente Annexe) qui vous ont été fournis en langue anglaise. Vous acceptez les termes de ces documents en conséquence.

Notifications

Foreign Asset/Account Reporting Information. If you hold cash or securities (including Shares acquired under the Plan) outside of France or maintain a foreign bank account, including the accounts that were opened, held, used and/or closed during the tax year, you must report such account to the French tax authorities when filing your annual tax return. You should consult your personal tax advisor to ensure compliance with applicable reporting requirements.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of EUR 50,000 must be reported to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount (including if you acquire Shares with a value in excess of this amount under the Plan or sell Shares via a foreign broker, bank or service provider and receive proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover the Tax-Related Items, you must report the payment and/or the value of the Shares withheld or sold to Bundesbank. Such reports must be made either electronically using the “General Statistics Reporting Portal” (Allgemeine Meldeportal Statistik) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank. You should consult your personal legal advisor to ensure compliance with applicable reporting requirements.

ISRAEL

Terms and Conditions

Award of Stock Units. The following provision supplements Section 1 of the Agreement:

The Stock Units granted under this Agreement are not intended to qualify for specific tax and social security treatment in Israel.

Settlement of Stock Units. The following provision supplements Section 4 of the Agreement:

To facilitate compliance with tax requirements in Israel, the Company reserves the right to require the sale of any Shares issued to you upon vesting and settlement of the Stock Units, either immediately following settlement or upon termination of Service or at such other time determined by the Company. You agree that the Company is authorized to instruct E*Trade, or such other stock plan service provider or broker assisting with the Plan, to assist with the mandatory sale of such Shares (on your behalf pursuant to this authorization and without further consent) and you expressly authorize E*Trade, or such other stock plan service provider or broker assisting with the Plan, to complete the sale of such Shares. You acknowledge that E*Trade, or such other stock plan service provider or broker assisting with the Plan, is under no obligation to arrange for the sale of the Shares at any particular price. Upon the sale of the Shares, the Company agrees to pay you the proceeds from the sale of the Shares, less any brokerage fees or commissions and subject to any applicable withholding obligation for Tax-Related Items.

If the Company does not require the sale of the Shares issued to you upon vesting and settlement of the Stock Units, as described above, the Company may require, and in such case you agree that the Shares will, be held in an account with E*Trade, or such other stock plan service provider or broker assisting with the Plan, until such time as you sell the Shares, unless the Company allows you to transfer the Shares to another account.

Notifications

Securities Law Information. The grant of the Stock Units does not constitute a public offering under the Securities Law, 1968.

ITALY

Terms and Conditions

Plan Document Acknowledgement. By accepting the Stock Units, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the Agreement in their entirety and fully understand and accept all provisions of the Plan and Agreement.

You further acknowledge that you have read and specifically and expressly approve the following sections of the Agreement: Section 1(b) (“Award of Stock Units – Acceptance; Cancellation”); Section 3 (“Termination of Service”); Section 5 (“Responsibility for Taxes”); Section 10 (“Representations, Warranties, Covenants, and Acknowledgments”); Section 5 (“Data Privacy”); Section 14 (“Governing Law and Forum”); Section 16 (“Notices”); Section 20 (“Electronic Delivery and Participation”); and Section 23 (“Imposition of Other Requirements”).

Notifications

Foreign Asset/Account Reporting Information. If, at any time during the fiscal year, you hold foreign financial assets (including Stock Units and Shares) which may generate income taxable in Italy, you are required to report these assets on your annual tax return or the year during which the assets are held. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. You should consult your personal tax advisor to ensure compliance with the applicable requirements.

JAPAN

Notifications

Exchange Control Information. If you acquire Shares valued at more than JPY 100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance through the Bank of Japan within twenty (20) days of the acquisition of the shares. You should consult your personal legal advisor to ensure compliance with applicable reporting requirements.

Foreign Asset/Account Reporting Information. You are required to report details of any assets held outside Japan as of December 31 (including Shares acquired under the Plan), to the extent such assets have a total net fair market value exceeding JPY 50,000,000. Such report is due by June 30 each year. You should consult your personal tax advisor to ensure compliance with applicable reporting requirements.

KOREA

Notifications

Exchange Control Information.  If you sell the Shares acquired at settlement of the Stock Units and/or receive cash dividends on the Shares, you may have to file a report with a Korean foreign exchange bank if the funds received are in excess of USD 5,000 (per transaction) and deposited into a non-Korean bank account.  A report may not be required if proceeds are deposited into a non-Korean brokerage account.  You should consult your personal legal advisor to ensure compliance with applicable reporting requirements.

Foreign Asset/Account Reporting Information. You are required to declare all foreign financial accounts (e.g., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts in June of the following year if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end date during a calendar year. You should consult your personal tax advisor to ensure compliance with applicable reporting requirements.

NETHERLANDS

There are no country-specific provisions.

TAIWAN

Notifications

Securities Law Information. The grant of the Stock Units and the Shares to be issued pursuant to the Plan are available only for certain Employees, Contractors and directors of the Company, a Parent, Subsidiary or an Affiliate. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.

Exchange Control Information. You may acquire and remit foreign currency (including proceeds from the Shares) into Taiwan up to a certain threshold (currently USD 10,000,000) per year. If the transaction amount equals or exceeds a certain threshold (currently TWD 500,000) in a single transaction, you must submit a Foreign Exchange Transaction Form and also provide supporting documentation to the satisfaction of the remitting bank.